Item 77. K Changes in Registrant's Certifying Accountant
(a) Previous independent accountants
(i) On May 15, 2002, Arthur Andersen LLP
(ii) resigned as independent accountants of the
(iii) Nuveen Open End Mutual Funds. The
(iv) Registrant's Audit Committee accepted that
(v) resignation, participated in the process of
(vi) evaluating new accounting firms and approved
(vii) the selection of the new independent
(viii) accountants.
(ix) The reports of Arthur Andersen LLP on the
(x) financial statements for the past two fiscal years
(xi) contained no adverse opinion or disclaimer of
(xii) opinion and were not qualified or modified as to
(xiii) uncertainty, audit scope, or accounting principle.
(xiv) In connection with its audits for the two most
(xv) recent fiscal years and through May 15, 2002
(xvi) there have been no disagreements with Arthur
(xvii) Andersen LLP on any matter of accounting
(xviii) principles or practices, financial statement
(xix) disclosure, or auditing scope or procedure, which
(xx) disagreements if not resolved to the satisfaction
(xxi) of Arthur Andersen LLP would have caused
(xxii) them to make reference thereto in their report on (xxiii) the financial statements for such years.
(xxiv) During the two most recent fiscal years and
(xxv) through May 15, 2002, there have been no
(xxvi) reportable events (as defined in Regulation S-K
(xxvii) Item 304(a)(1)(v)).
(xxviii) The Registrant has requested that Arthur
(xxix) Andersen LLP furnish it with a letter addressed
(xxx) to the SEC stating whether or not it agrees with
(xxxi) the above statements. However in light of the (xxxii) circumstances surrounding the closure of Arthur
(xxxiii) Andersen LLP, the Registrant was not able to (xxxiv) obtain such letter for inclusion with this N-SAR.
(b) New independent accountants

The Registrant engaged PricewaterhouseCoopers LLP as its new independent accountants as of May 15, 2002. During the two most recent fiscal years and through May 15, 2002, the Registrant has not consulted with PricewaterhouseCoopers
LLP regarding either:
(i) the application of accounting principles to a
(ii) specified transaction, either completed or
(iii) proposed; or the type of audit opinion that
(iv) might be rendered on the Registrants
(v) financial statements, and either a written
(vi) report was provided to the Registrant or oral
(vii) advice was provided that
(viii) PricewaterhouseCoopers LLP concluded
(ix) was an important factor considered by the
(x) Registrant in reaching a decision as to the
(xi) accounting, auditing or financial reporting
(xii) issue; or
(xiii) any matter that was either the subject of a
(xiv) disagreement, as that term is defined in Item
(xv) 304(a) (1)(iv) of Regulation S-K and the
(xvi) related instructions to Item 304 of
(xvii) Regulation S-K, or a reportable event, as (xviii) that term is defined in Item 304(a)(1)(v) of
(xix) Regulation S-K.